                                                                    EXHIBIT 99.2

                      GENESCO DECLARES QUARTERLY DIVIDENDS

NASHVILLE, Tenn., June 22 /PRNewswire/ --- The board of directors of Genesco Inc. (NYSE:GCO) has declared dividends on the various classes of its preferred stock for the quarter ending August 1, 1998, payable on that date to holders of record July 21, 1998.

      The rates are as follows:
-     Subordinated serial preferred stock:
         Series 1                           $0.575 per share
         Series 3                           $1.1875 per share
         Series 4                           $1.1875 per share

-     Subordinated cumulative preferred stock:
                           $0.375 per share
      Genesco, based in Nashville, markets and distributes branded footwear. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business. Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 653 footwear retail stores in the U.S., operated principally under the names Jarman, Journeys and Johnston & Murphy.